EX-99.B9-vflou



DATE



ADDRESS

Dear:

The purpose of this Letter of Understanding is to confirm our mutual understanding regarding the establishment of an account in the United Funds on behalf of [NAME OF INSTITUTION OF PLAN] and our agreement as to subsequent administrative procedures.

It is our understanding that the Plan wishes to establish an account in the United Funds for the purpose of utilizing [FUND NAME] as a participant-directed investment alternative. This Letter of Understanding shall serve as a substitute application to open the account.

We will establish the mutual fund account upon receipt of the initial share purchase with the following registration:




The Federal Tax Identification Number to be shown on the account is
 .

We will set up the account to have dividend and capital gains (securities profits) distributions reinvested rather than paid in cash. Exhibit A reflects the frequency of anticipated distributions.

[The next two paragraphs are included only for employee benefit plan/accounts:]

By approving and signing the Letter of Understanding, you certify that the [PLAN NAME] is a [401(k) / 403(b) / 457] plan having 100 or more eligible employees, thereby qualifying the plan to establish an omnibus account, under the terms of the [FUND NAME] Prospectus, for making purchases of Class Y shares, which are priced at net asset value (no sales load).

The undersigned trustee on behalf of the Plan also certifies that it has the authority to open such an account on behalf of [PLAN NAME].

It is our understanding that funds will be wire transferred from your bank for the purpose of purchasing [FUND NAME] shares. To insure timely investment, any wire must be received by United Missouri Bank by 2:00 p.m. (Central) on the day of the wire. The following wire order instructions should be used:

               United Missouri Bank, N.A.
               ABA #101000695; United K.C.;
               For Waddell & Reed Account #000-797-8
               FBO                                          (Registration of
               Account)
               Account No.                              (To be provided for each
               account)
               Notify Control Depart. 236-1978

When funds are to be wired from the account to your bank in accordance with your request, the wire must be received by your bank by 1:00 p.m. Eastern on the day of the wire. The following wire order instructions are to be used:




We offer to provide an enhanced level of service to ...your institution / the Plan... and its authorized representatives. Contained in Exhibits B and C hereto is information provided to allow us to provide this service. We cannot overemphasize that our ability to serve the institutional client is dependent upon the Plan's representatives interfacing with the members of our institutional support staff as identified in Exhibit C.

If any of the above does not conform to your understanding and/or instructions, or if you have questions or need additional information, please do not hesitate to call me at the number shown on Exhibit C. We are very much looking forward to our relationship with [NAME OF INSTITUTION OR NAMES OF PLAN AND TRUSTEE] and are determined to provide the best possible service.

Sincerely,



SALES REP NAME
SALES REP TITLE





                         ACKNOWLEDGED AND APPROVED



                         [If signed by a plan trustee, add next line:]

                         AS TRUSTEE FOR

                         By:

                         Title:

                         Date:


                         The above signatory certifies that the following persons are authorized to instruct transactions in the account (type or print):















For Waddell & Reed use only:


Accepted:

                                   EXHIBIT A



              FREQUENCY OF DIVIDEND AND CAPITAL GAIN DISTRIBUTIONS



[FUND NAME] ordinarily distributes investment income by way of a dividend once per [NORMAL DIVIDEND FREQUENCY].

[FUND NAME] generally distributes capital gains (securities profits), if capital gains are available for distribution, once each year in December, on the same date as the December dividend distribution.

For the Fund and in the case of reinvested dividend and capital gain distributions, the record date and the reinvestment date are the same. The per share distribution amounts are applied to the share balance in the account after the posting of that day's activity.

For the remainder of [YEAR], the ordinary dividend distribution dates would be [DATES].

                                   EXHIBIT B



                      ADDITIONAL SERVICES WE WILL PROVIDE



The following services can be provided by us on an ongoing basis:

1. Coordinating purchases by notifying Waddell & Reed Services Company of each incoming wire transfer and verifying the posting of the purchase(s) the following business morning.

2. Confirming the purchase to you including: the date and dollar amount of the investment, the purchase price and number of shares purchased, and the new Fund account share balance.

3. Notifying you of dividend and/or capital gains distributions and reinvestments including: the per share and dollar amount of distributions, the date of reinvestment, the reinvestment price and number of shares purchased, and the new Fund account share balance.

4. Processing redemptions based on your request by notifying Waddell & Reed Services Company of the redemption, instructing them as to the outgoing wire transfer, and verifying the posting of the redemption the following business morning.

5. Confirming the redemption to you including: the date and dollar amount of the redemption, the selling price and number of shares redeemed, and the new Fund account share balance.

6. At the end of each month following the initial investment, we will provide a report, if desired, which reflects all transactions in the account during the previous month, and the share balance, net asset value per share and total market value of the account.

Each of the confirmations, notifications and reports identified above will be made available at your request, by telephone or facsimile transmission, as appropriate to whomever you request.

                                   EXHIBIT C



                        LIST OF WADDELL & REED CONTACTS



During the period of account setup and initial wire transfer, your contacts at Waddell & Reed are the following:

PRIMARY                                 SECONDARY
Cynthia LaGree                          James McCroy
913-236-1722                            913-236-1744


On an ongoing basis once the account is operational, your contacts are as follows:

PRIMARY                                 SECONDARY
Julie Herrick                           Dana Arth
913-236-1854                            913-236-1853

BACKUP
Cynthia LaGree
913-236-1722

Our fax numbers are:

Primary:    913-236-1801
Secondary:  913-236-1888